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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                            Commission File No.      0-9211
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                          National Income Realty Trust
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             (Exact name of registrant as specified in its charter)

                                 280 Park Avenue
                            East Building, 20th Floor
                            New York, New York 10017
                                  212-949-5000
                            212-949-8001 (facsimile)
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Shares of Beneficial Interest, No Par Value
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            (Title of each class of securities covered by this Form)

                                       No.
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [X]              Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(1)(ii)      [ ]              Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(ii)      [ ]
       Rule 12g-4(a)(2)(ii)      [ ]              Rule 15d-6                [ ]
       Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date:
                                                                 -0-
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
National Income Realty Trust has caused this certification/notice to be signed on its behalf of the undersigned duly authorized person.

Date: May 5, 1999                       NATIONAL REALTY INCOME TRUST
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                                        By:  /s/ Erin D. Davis
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                                             Erin D. Davis, Vice President